Exhibit 99.1

SenesTech Announces Third Quarter 2023 Financial Results

Revenue Growth Up 44%; Net Loss Improved by Almost $700,000

Company to Begin Shipments of Evolve Soft Bait Next Week

Expected to Be a Key Driver of Revenue Growth

PHOENIX, Ariz., November 9, 2023. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the leader in fertility control to manage animal pest populations, today announced financial results for the third quarter of 2023.

“We accelerated our growth trajectory during the third quarter with strong 44% year-over-year growth in revenues driven by the initiatives we have undertaken to drive sales, improve our product quality, and expand our product options,” commented Joel Fruendt, SenesTech’s President and Chief Executive Officer. “We expect this growth to further accelerate as we launch our Evolve Soft Bait, the first and only soft bait developed to control pest populations using a breakthrough technology that targets the rat population where it starts, by restricting fertility through nonlethal methods. We have received pre-orders and expect to start shipping product next week.”

Sales growth during the third quarter was led by increases in nearly every key market segment, including agribusiness, zoos and sanctuaries, and commercial. The Company also continued to experience sequential revenue growth and an improvement of its return on marketing investment within its e-commerce platform following the successful reconfiguration of those operations earlier this year. Overall, the various initiatives led to an improvement of nearly $700,000 in its net loss and Adjusted EBITDA loss compared to the year-ago period.

Fruendt continued, “We have made several operational improvements to drive revenue growth more efficiently, with an objective of reaching profitability in the near future.”

The launch of the Evolve Soft Bait is expected to be a significant step in expanding SenesTech’s reach within key market verticals, including ‘big box’ retailers, key e-commerce channels, and pest management professionals. Evolve is highly palatable to rats, easy to deploy, and offers diverse placement in many different and complex environments, including municipalities, parks, recreation facilities, sports venues, food processing facilities, correctional facilities, subways, medical facilities, agribusiness, zoos, and residential locations. Importantly, Evolve is priced competitively to currently available rodenticide alternatives.

“Our initial focus will be on the commercial market and key industry distributors. In addition, we have established our vendor account with Amazon and are pursuing the process of selling through their portal, as well as other e-commerce providers. Finally, we are initiating discussions with key big box retailers to offer Evolve on their shelves,” added Fruendt.

The introduction of Evolve continues SenesTech’s recent string of innovative evolution in its product offerings designed to provide customers with the effectiveness of fertility control in the format that fits their needs. In July 2023, the Isolate Bait System was launched as a more efficient and easier-to-use liquid bait system, which integrates both the tank and tray as a single unit. In October, Isolate represented over a third of all unit sales. Last year, the Company introduced Elevate, an easily deployed system for mounting in the rafters of barns, granaries, attics, lofts, and storage and manufacturing facilities. Year-to-date, nearly 5,500 Elevate systems have been deployed in various agricultural settings.

“Product innovation is key to our future success. Building upon the recent introductions of the Isolate and Elevate bait systems for ContraPest, Evolve was developed to offer customers a soft bait product that has similar efficacy to ContraPest, but in a format that is easier to deploy and in a format they can use daily in their integrated pest management programs,” Fruendt continued. “A key differentiating feature for Evolve is the opportunity to distribute through key big box retailers and e-commerce providers. We are in active negotiations, with a goal to develop partnerships that will dramatically increase the adoption of the Evolve solution and to set SenesTech up for tremendous success in the future.”

Q3 2023 Highlights

•Revenue during Q3 2023 was $360,000 compared to $250,000 in Q3 2022, an increase of 44%.

•Gross profit during Q3 2023 was $176,000, for a gross profit margin of 49%, compared to $122,000, or a gross profit margin of 49%, in Q3 2022.

•Net loss during Q3 2023 was $1.9 million, compared with a net loss of $2.6 million for Q3 2022.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q3 2023 was $1.7 million compared to $2.4 million in Q3 2022.

•Cash at the end of September 2023 was $2.1 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, November 9, 2023, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ or https://app.webinar.net/J3D79bAZjVx.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 6400460. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days or https://app.webinar.net/J3D79bAZjVx.

About SenesTech

We are committed to improving the health of the world by humanely managing animal pest populations through fertility control. We are experts in fertility control to manage animal pest populations. We invented ContraPest, the only U.S. EPA-registered contraceptive for male and female rats, and Evolve, an EPA-designated minimum risk contraceptive currently offered for rats. ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management. We strive for clean cities, efficient businesses and happy households – with a product designed to be humane, effective and sustainable.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation that the Evolve Soft Bait solution will be a key driver to revenue growth; our expectation that our growth will further accelerate into the future as we launch our Evolve Soft Bait solution; our expectation that we will start shipping Evolve Soft Bait product next week; our objective to drive the business towards profitability; our expectation that the launch of the Evolve Soft Bait solution will be a significant step in expanding our reach within key market verticals, including 'big box' retailers, key e-commerce channels, and leading industry pest management professionals; our belief that product innovation is key to our future success; and our goal to develop partnerships that will dramatically increase the adoption of the Evolve solution and set us up for tremendous success in the future. Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to maintain compliance with Nasdaq’s continued listing requirements; and regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,145	$4,775
Accounts receivable, net	83	113
Prepaid expenses	385	378
Inventory, net	703	853
Total current assets	3,316	6,119
Right to use assets, operating leases	217	347
Property and equipment, net	313	294
Other noncurrent assets	22	22
Total assets	$3,868	$6,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147	$540
Accrued expenses	671	560
Current portion of operating lease liability	192	180
Current portion of note payable	9	—
Deferred revenue	15	44
Total current liabilities	1,034	1,324
Operating lease liability, less current portion	34	179
Note payable, less current portion	44	—
Total liabilities	1,112	1,503
Stockholders’ equity:
Common stock	3	1
Additional paid-in capital	130,933	127,481
Accumulated deficit	(128,180)	(122,203)
Total stockholders’ equity	2,756	5,279
Total liabilities and stockholders’ equity	$3,868	$6,782

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues, net	$360	$250	$898	$722
Cost of sales	184	128	488	374
Gross profit	176	122	410	348
Operating expenses:
Research and development	379	452	1,147	1,399
Selling, general and administrative	1,748	2,289	5,259	6,473
Total operating expenses	2,127	2,741	6,406	7,872
Loss from operations	(1,951)	(2,619)	(5,996)	(7,524)
Other income (expense), net	4	(27)	19	(23)
Net loss	$(1,947)	$(2,646)	$(5,977)	$(7,547)
Weighted average shares outstanding — basic and diluted	4,176,592	610,648	3,037,790	610,578
Loss per share — basic and diluted	$(0.47)	$(4.33)	$(1.97)	$(12.36)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss (as reported, GAAP)	$(1,947)	$(2,646)	$(5,977)	$(7,547)
Non-GAAP adjustments:
Interest income, net	(4)	(1)	(19)	(3)
Stock-based compensation expense	170	140	467	570
Reserve for future severance payments	—	—	120	—
Depreciation expense	35	35	104	148
Loss on sale of property and equipment	—	28	—	26
Total non-GAAP adjustments	201	202	672	741
Adjusted EBITDA loss (non-GAAP)	$(1,746)	$(2,444)	$(5,305)	$(6,806)
5